SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                        MEIER WORLDWIDE INTERMEDIA, INC.
             (Exact name of registrant as specified in its charter)


           NEVADA                                               52-2079421
 (State or other jurisdiction of                             (I.R.S. Employer
 incorporation or organization)                             Identification No.)


          Suite 320 1100 Melville Street, Vancouver, BC, Canada V6E 4A6
           (Address of Principal Executive Offices including zip code)

                            2005 Employee Option Plan
                            (Full title of the plan)

Approximate Date of Commencement of Proposed Sale: As soon as practicable after the Registration Statement becomes effective.

CALCULATION OF REGISTRATION FEE
===============================================================================
                                   PROPOSED        PROPOSED
                                   MAXIMUM         MAXIMUM
  TITLE OF           AMOUNT        OFFERING       AGGREGATE        AMOUNT OF
 SECURITIES          TO BE          PRICE          OFFERING       REGISTRATION
 REGISTERED        REGISTERED      PER SHARE         PRICE            FEE
-------------------------------------------------------------------------------
COMMON STOCK,
$.001 PAR VALUE    5,000,000        $.066            $330,000
===============================================================================
1) Computed pursuant to Rule 457(C) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and not as a representation as to any actual proposed price. The offering price per share, maximum aggregate offering price and registration fee is based upon the average of the high and the low price in the market for the common stock on May 26, 2005.


PART I INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.   Plan Information

The name of the registrant is Meier Worldwide Intermedia, Inc. (the "Registrant"). The name of the plan is the 2005 Stock Option Plan (the "Plan").
 ----------                                                             ----
Under the Plan, the Plan administrators may grant options to any person employed by the Registrant either as employee, officer director or independent consultant, provided that no person can be granted options under the plan for services related to capital raising or promotional activities. Subject to the limitations contained in the Internal Revenue Code for qualified stock options, the Plan administrators can set the option exercise price for each option. With the exception of independent consultants, the options are designed to qualify as incentive stock option plans pursuant to the Internal Revenue Code.

DESCRIPTION OF REGISTRANT'S SECURITIES

The Company is authorized to issue 200,000,000 shares of Common Stock, $0.001 par value. The Company's stock is currently traded on the Pink Sheets, under symbol MWWD. The presently outstanding shares of Common Stock are fully paid and nonassessable.

COMMON STOCK As of October 31, 2004, 13,692,244 shares of Common Stock were outstanding.

VOTING RIGHTS. Each holder of the Common Stock shall be entitled to one vote for each share of stock standing in his name on the books of the Corporation. DIVIDEND RIGHTS. Dividends may be declared, subject to the provisions of the laws of the State of Nevada and the Articles of Incorporation, by the Board of Directors at any regular or special meeting and may be paid in cash, property, shares of corporate stock, or any other medium. The Board of Directors may fix in advance a record date, as provided in the By-laws, prior to the dividend payment for the purposes of determining shareholders entitled to receive payment of any dividend. The Board of

Directors may close the stock transfer books for such purpose for a period of not more than ten (10) days prior to the payment date of such dividend.

PREEMPTIVE RIGHTS. Except as may otherwise be provided by the Board of Directors, no holder of any shares of the stock of the Corporation, shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such shares. REGISTRAR AND TRANSFER AGENT: The Company's registrar and transfer agent is Nevada Agency and Trust, 50 West Liberty Street, Suite 880 Reno, Nevada 89501.

DISSENTERS' RIGHTS: Under current Nevada law, a shareholder is afforded dissenters' rights which, if properly exercised, may require the Company to purchase his shares dissenters' rights commonly arise in extraordinary transactions such as mergers, consolidations, reorganizations, substantial asset sales, liquidating distributions, and certain amendments to the Company's certificate of incorporation.

PREFERRED STOCK There are currently no shares of Preferred stock issued.



ISSUANCE OF SHARES

At the direction of the Registrant's Board of Directors, the employees and consultants of the Registrant are eligible to participate in Registrant's 2005 Employee and Consultant Compensation Plan (the 2005 Plan). The employees and all
                                               ---------
consultants may participate in the 2002 Plan by electing to receive Registrant's common stock for accrued and unpaid salary at any time after January 1, 2005 on the basis of one share at not less than ninety percent (90%) of the lowest closing bid price in the week prior to their accrued salary being due.

Under the 2005 Management Plan and the 2005 Employee Plan, the option grantees may exercise their stock options by delivering a check for the amount of the purchase price for all or a portion of the shares to be purchased and a written statement to the Registrant.

RESALE RESTRICTIONS

There are no restrictions on resale upon the purchasers of the Stock from the employees or the consultants.

ITEM 2. Registrant Information and Employee Plan Annual Information The Registrant's Annual Report on Form 10-KSB for the fiscal year ended October 31, 2004 and all reports filed with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 subsequent to October 31, 2004 are incorporated by reference into this Prospectus. Copies of these documents are available to any eligible employee and consultant, without charge, upon written or oral request made to the Registrant at Suite 320- 1100 Melville Street, Vancouver BC Canada V6E 4A6 or 604-689-7572

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated by reference into this Registration Statement and made a part hereof:

     (a) The Company's 10-KSB for the fiscal year ended October 31, 2004 and all amendments thereto filed under Section 13(a) or 15(d) of the Exchange Act.

     (b)     The Registrant's Form 10-QSB/A for the period ended January 31,
      2005.

     (c )     All other reports which may be filed by the Registrant pursuant to
     Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) immediately above.

     (d) Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposed of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

The class of securities to be offered hereby has been registered under Section 12(b) of the Exchange Act by the registrant, and incorporated by reference.

Item 5. Interests of Named Experts and Counsel.

The validity of the securities offered will be passed upon for the Registrant by Michael Corrigan of the law firm of Michael L Corrigan. Madsen & Associates CPA's Inc. consents to the incorporation by reference of their report on the audited financial statements contained in the Form 10-KSB filed for the year ended October 31, 2005.

Item 6.  Indemnification of Directors and Officers.

We shall indemnify to the fullest extent permitted by, and in the manner permissible under the laws of the State of Nevada, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer, or served any other enterprise as director, officer or employee at our request. The Board of Directors, in its discretion, shall have the power on behalf of the Registrant to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he/she is or was an employee.

To the extent permitted under Nevada statutes, the Registrant may limit, through indemnification, the personal liability of their directors or officers in actions, claims or proceedings brought against such person by reason of that person's current or former status as an officer or director of the corporation. We may indemnify our directors or officers if the person acted in good faith and in a manner the person reasonably believed was, at least, not opposed to the best interests of the corporation. In the event of a criminal action or proceeding, indemnification is not available if the person had reasonable cause to believe their action was unlawful.

Further, in an action brought by us or in our right, if the person, after exhaustion of all appeals, is found to be liable to us, or if the person makes payment to us in settlement of the action, indemnification is available only to the extent a court of competent jurisdiction determines the person is fairly and reasonably entitled to indemnification. Such discretionary indemnification is available only as authorized on a case-by-case basis by: (1) the stockholders;
(2)  a majority of a quorum of the Board of Directors consisting of members of the Board who were not parties to the action, suit or proceeding;
(3) if a majority of a quorum of the Board of Directors consisting of members of the board who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (4) if a quorum of the Board of Directors consisting of members of the Board who were not parties to the action cannot be obtained, by independent legal counsel in a written opinion.

To the extent that our director or officer is successful in defending against an action, suit or proceeding brought against that person as a result of their current or former status as an officer or director, we may indemnify the person against all expenses actually and reasonably incurred by the person in connection with their defense. Nevada law also allows corporations to advance expenses of officers and directors incurred in defending a civil or criminal action as they are incurred, upon receipt of an undertaking by or on behalf of the director or officer to repay such expenses if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation because such officer or director did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

Our By-laws provide for the indemnification of its directors and officers to the maximum extent provided by law. It is the position of the SEC and certain state securities administrators that any attempt to limit the liability of persons controlling an issuer under the federal securities laws or state securities laws is contrary to public policy and therefore unenforceable.

Item 7. Exemption from Registration Claimed.

     Not Applicable.

Item 8.  Exhibits.

     See Exhibit Index and Exhibits attached hereto.

Item 9.  Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post effective amendment to this Registration Statement to:



     (i) Include any prospectus required by section 10(a)(3) of the Securities Act;
     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than twenty percent (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or
     (4) or 497(h) under the Securities Act as part of this registration statement as of the time Commission declared it effective.
(4) For determining any liability under the Securities Act, treat each post effective amendment as a new registration statement for the securities offered, and the offering of the securities at that time to be the initial bona fide offering. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification in against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a Court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.




     SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia on May 6, 2005. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Meier Worldwide Intermedia, Inc.

/s/ James Meier
--------------------------------------------------------------------------------
By: James Meier, Director

EXHIBIT INDEX

  Exhibit No.      Exhibit Item


Exhibit Number  Description
--------------  ------------------------------------------------------------
     4.1        Meier Worldwide Intermedia, Inc. Employee Stock Option Plan

     5.1        Opinion of Counsel, Michael L. Corrigan

    23.1        Consent of Madsen & Associates, CPA's Inc.

    23.2        Consent of Michael L. Corrigan
                (included in Exhibit 5.1)


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